Exhibit 99.1

Herbalife Reports Third Quarter 2024 Results

Net Sales In Line with Expectations, Adjusted EBITDA1 Exceeds Guidance;
Raised Full-Year Adjusted EBITDA1 Guidance

LOS ANGELES, October 30, 2024 – Herbalife Ltd. (NYSE: HLF) today reported financial results for the third quarter ended September 30, 2024:

Highlights

Third Quarter 2024

●	Net sales of $1.2 billion, down 3.2% vs. Q3 ’23 including 290 basis points of FX headwinds	“Our financial foundation is
strong. Third quarter net
	○ Net sales nearly flat year-over-year on constant currency basis[2]	sales were in line with our
expectations, adjusted
●	Net income of $47.4 million; adjusted net income[1] of $58.0 million	EBITDA1 exceeded
guidance and distributor
●	Adjusted EBITDA[1] of $166.5 million exceeds guidance; adjusted EBITDA[1] margin up	recruiting is up worldwide
	70 basis points year-over-year	year-over-year. Our new
business initiatives are
●	Recognized pre-tax gain on sale of property of approximately $4 million; excluded from adjusted results	taking root as we continue on our path to sustainable
top-line growth.”
●	Diluted EPS of $0.46; adjusted diluted EPS[1] of $0.57
- Michael Johnson,
●	Net cash provided by operating activities of $99.5 million; capital expenditures of approximately $27 million	Chairman and CEO

●	Credit Agreement EBITDA[1] $197.2 million; total leverage ratio reduced to 3.3x at September 30

Outlook

●	Fourth quarter 2024 guidance provided

●	Full-year 2024 guidance revised: net sales range narrowed, adjusted EBITDA[1] raised, capital expenditures top end of range reduced

1 Non-GAAP measure. Refer to Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a detailed reconciliation of these measures to the most directly comparable U.S. GAAP measure for historical periods, as applicable, and a discussion of why the Company believes these non-GAAP measures are useful and certain information regarding non-GAAP guidance.

2 Growth/decline in net sales excluding the effects of foreign exchange is based on “net sales in local currency,” a non-GAAP financial measure. Refer to Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a discussion of why the Company believes adjusting for the effects of foreign exchange is useful.

Management Commentary

Herbalife reported third quarter 2024 net sales of $1.2 billion, down 3.2% year-over-year, including 290 basis points of foreign currency headwinds. On a constant currency basis2, net sales decreased 0.3% year-over-year.

Third quarter gross profit margin improved to 78.3% compared to 76.3% in the third quarter of 2023. On a year-over-year basis, gross profit margin primarily benefited from approximately 110 basis points of pricing and approximately 110 basis points of favorable input costs, mainly related to manufacturing efficiencies and lower raw material costs, partially offset by approximately 30 basis points of unfavorable sales mix.

Net income was $47.4 million, with net income margin of 3.8% and adjusted net income1 of $58.0 million. Adjusted EBITDA1 of $166.5 million includes approximately $14 million of foreign currency headwinds year-over-year, with adjusted EBITDA1 margin of 13.4%, up 70 basis points year-over-year. Diluted EPS was $0.46, with adjusted diluted EPS1 of $0.57, which includes a $0.10 year-over-year foreign currency headwind.

Net cash provided by operating activities was $99.5 million and $215.8 million for the three and nine months ended September 30, 2024, respectively. Capital expenditures were approximately $27 million and $96 million for the three and nine months ended September 30, 2024, respectively, and capitalized SaaS implementation costs were approximately $3 million and $13 million, respectively. The Company expects to incur total capital expenditures of approximately $120 million to $140 million (reduced from $120 million to $150 million) and total capitalized SaaS implementation costs of approximately $20 million (reduced from approximately $20 million to $25 million) for the full year of 2024.

During the first quarter of 2024, the Company initiated a Restructuring Program designed to bring leadership closer to its markets, streamline the employee structure and accelerate productivity. Substantially all actions related to the program were completed as of June 30, with the remainder to be completed by the end of 2024. The Restructuring Program is expected to deliver annual savings of at least $80 million beginning in 2025, with at least $50 million expected to be achieved in 2024. Based on actions through September 30, at least $20 million and at least $30 million of savings were realized during the three and nine months ended September 30, 2024, respectively. The Company expects to incur total program pre-tax expenses of approximately $70 million related to the program in 2024, which are primarily related to severance costs and will be excluded from adjusted results. For the three and nine months ended September 30, 2024, approximately $3 million and $68 million, respectively, of pre-tax expenses were recognized in SG&A related to the restructuring.

In July, the Company completed the sale and a sixteen-month leaseback transaction of its office building in Torrance, California. The short-term lease will provide adequate time to relocate employees, as well as research and development and quality laboratories to other office locations in Southern California. The net proceeds from the sale transaction were approximately $38 million. The Company recognized a pre-tax gain of approximately $4 million related to the sale in SG&A in the third quarter of 2024, which is excluded from adjusted results.

“Our margins have improved year-over-year, and we continue to strengthen our financial foundation,” said John DeSimone, Chief Financial Officer. “We paid down debt in the quarter. Our total leverage ratio is down to 3.3x at September 30 and we are on track to reduce our total leverage ratio to 3.0x by the end of 2025, as well as reduce total debt by $1 billion over the next 4 to 5 years."

For the third quarter of 2024, the number of new distributors joining Herbalife worldwide increased 14% year-over-year, representing the second consecutive quarter of year-over-year improvement. Distributor engagement remains strong with enhanced training opportunities and community-building initiatives.

In August, the Company launched its all-new Diamond Development Mastermind Program in the U.S., an ongoing training and accountability program led by President Stephan Gratziani and supported by network marketing industry leader and coach, Eric Worre. Approximately 800 distributor leaders received interactive, hands-on mentoring that leverages Mr. Gratziani’s previous experience as an Herbalife independent distributor, combined with Mr. Worre’s deep knowledge of the direct selling business. Content presented included core business principles to further optimize and scale their Herbalife business, leadership concepts to support their organization’s development, and the introduction of a key account management model that analyzes distributor performance metrics and identifies potential new business opportunities.

Extravaganza training events also continued in September and October. Approximately 37,300 attendees convened at events in Mexico, the UK and Uzbekistan to learn best practices, trends and new business insights. The Mexico event was highly anticipated among attendees and sold out in five weeks, three and a half months in advance of the training. A virtual attendance option was later added to accommodate the demand. To date, the Company’s 2024 Extravaganza training events have attracted approximately 134,600 attendees.

On September 21, independent distributors, fitness enthusiasts and employees participated in the Herbalife 2024 Worldwide Workout, demonstrating their unique ability to activate their communities through a healthy active lifestyle. During the event, the Company set a new GUINNESS WORLD RECORDS™ title for the Largest High-Intensity Interval Training Class across multiple venues. Over 4,900 individuals took part in workouts at host sites in Las Vegas, Nevada, Los Angeles, California, Mexico City, Mexico and Mumbai, India, among others. More than 11,000 participants from all over the world also joined the workout virtually via Herbalife’s YouTube livestream.

“We see a new and exciting energy all across Herbalife,” said Michael Johnson. “We are providing opportunities for our distributors to enhance their skills and create a community for their customers through good nutrition and health and wellness. In our 44 years as a company, our impact continues to stand on its own merit.”

Third Quarter and Year to Date 2024 Key Metrics

Regional Net Sales and Foreign Exchange (“FX”) Impact

	Reported Net Sales		YoY Growth (Decline)
$ million	Q3 ‘24	Q3 ‘23	including FX	excluding FX2
North America	$260.4	$277.8	(6.3)%	(6.2)%
Latin America	207.1	212.0	(2.3)%	9.4%
EMEA	261.9	261.0	0.3%	2.2%
Asia Pacific	436.1	441.0	(1.1)%	0.8%
China	74.8	89.5	(16.4)%	(17.3)%
Worldwide	$1,240.3	$1,281.3	(3.2)%	(0.3)%

	Reported Net Sales		YoY Growth (Decline)
$ million	YTD ‘24	YTD ‘23	including FX	excluding FX2
North America	$809.4	$878.6	(7.9)%	(7.9)%
Latin America	633.0	624.5	1.4%	5.4%
EMEA	827.6	818.7	1.1%	4.1%
Asia Pacific	1,284.0	1,280.4	0.3%	3.0%
China	231.7	245.2	(5.5)%	(3.1)%
Worldwide	$3,785.7	$3,847.4	(1.6)%	0.8%

Regional Volume Point Metrics

	Volume Points
in millions	Q3 ‘24	Q3 ‘23	YoY % Chg.	YTD ‘24	YTD ‘23	YoY % Chg.
North America	253.3	282.4	(10.3)%	790.0	910.3	(13.2)%
Latin America(a)	262.5	258.7	1.5%	771.0	788.6	(2.2)%
EMEA	269.1	297.9	(9.7)%	867.0	943.4	(8.1)%
Asia Pacific	547.8	563.5	(2.8)%	1,596.4	1,599.2	(0.2)%
China	56.4	66.3	(14.9)%	172.7	177.5	(2.7)%
Worldwide(b)	1,389.1	1,468.8	(5.4)%	4,197.1	4,419.0	(5.0)%

Note: During Q2 ‘24, most markets within the Latin America region, excluding Mexico, implemented a 5% price reduction and Volume Point adjustments to enhance the competitiveness of product pricing, aiming to stimulate incremental volume growth and increase Members’ ability to promote business opportunities. Refer to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024, for additional details.

(a)	Excluding the Volume Point adjustments noted above, the year-over-year percentage change for Q3 ’24 and YTD ‘24 would have been a decrease of 0.4% and 3.4%, respectively.
(b)	Excluding the Volume Point adjustments noted above, the year-over-year percentage change for Q3 ’24 and YTD ‘24 would have been a decrease of 5.8% and 5.2%, respectively.

Outlook

Fourth Quarter 2024 Guidance

$ million	Q4 ‘24 Guidance	Q4 ‘23 Results
Net sales	(3.0)% to +1.0% YoY	1,215.0
Adjusted EBITDA[1]	105 – 135	108.8
Capital expenditures	25 – 45	35.3

Full-Year 2024 Guidance – Revised

$ million	FY ‘24 Guidance REVISED		FY ‘24 Guidance (as of Jul 31 ’24)	FY ‘23 Results
Net sales	(2.0)% to (1.0)% YoY	Narrowed Range	(3.5)% to +1.5% YoY	5,062.4
Adjusted EBITDA[1]	590 – 620	Raised	560 – 600	570.6
Capital expenditures	120 – 140	Reduced	120 – 150	135.0

Earnings Webcast and Conference Call

Herbalife’s senior management team will host a live audio webcast and conference call to discuss its third quarter 2024 financial results on Wednesday, October 30, 2024, at 5:30 p.m. ET (2:30 p.m. PT).

The live audio webcast will be available at the following link: https://edge.media-server.com/mmc/p/i5tx7naj.

Participants joining via the conference call may obtain the dial-in information and personal PIN to access the call by registering at the following link: https://register.vevent.com/register/BIe4627c57c8fd4c99b8cda37657987d7c.

Senior management also plans to reference slides during the webcast and call, which will be available under the Investor Relations section of Herbalife’s website at https://ir.herbalife.com, where financial and other information is posted from time to time. The live webcast will also be available at the same website, along with a replay of the webcast following the completion of the event and for 12 months thereafter.

About Herbalife Ltd.

Herbalife (NYSE: HLF) is a premier health and wellness company, community and platform that has been changing people's lives with great nutrition products and a business opportunity for its independent distributors since 1980. The Company offers science-backed products to consumers in more than 90 markets through entrepreneurial distributors who provide one-on-one coaching and a supportive community that inspires their customers to embrace a healthier, more active lifestyle to live their best life.

For more information, visit https://ir.herbalife.com.

Media Contact:	Investor Contact:
Thien Ho	Erin Banyas
Vice President, Global Corporate Communications	Vice President, Head of Investor Relations
thienh@herbalife.com	erinba@herbalife.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management, including for future operations, capital expenditures, or share repurchases; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; any statements of belief or expectation; and any statements of assumptions underlying any of the foregoing or other future events. Forward-looking statements may include, among others, the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate” or any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results or outcomes could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, many of which are beyond our control. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in or implied by our forward-looking statements include the following:

●	the potential impacts of current global economic conditions, including inflation, on us; our Members, customers, and supply chain; and the world economy;

●	our ability to attract and retain Members;

●	our relationship with, and our ability to influence the actions of, our Members;

●	our noncompliance with, or improper action by our employees or Members in violation of, applicable U.S. and foreign laws, rules, and regulations;

●	adverse publicity associated with our Company or the direct-selling industry, including our ability to comfort the marketplace and regulators regarding our compliance with applicable laws;

●	changing consumer preferences and demands and evolving industry standards, including with respect to climate change, sustainability, and other environmental, social, and governance, or ESG, matters;

●	the competitive nature of our business and industry;

●	legal and regulatory matters, including regulatory actions concerning, or legal challenges to, our products or network marketing program and product liability claims;

●	the Consent Order entered into with the Federal Trade Commission, or FTC, the effects thereof and any failure to comply therewith;

●	risks associated with operating internationally and in China;

●	our ability to execute our growth and other strategic initiatives, including implementation of our restructuring initiatives, and increased penetration of our existing markets;

●	any material disruption to our business caused by natural disasters, other catastrophic events, acts of war or terrorism, including the war in Ukraine, cybersecurity incidents, pandemics, and/or other acts by third parties;

●	our ability to adequately source ingredients, packaging materials, and other raw materials and manufacture and distribute our products;

●	our reliance on our information technology infrastructure;

●	noncompliance by us or our Members with any privacy laws, rules, or regulations or any security breach involving the misappropriation, loss, or other unauthorized use or disclosure of confidential information;

●	contractual limitations on our ability to expand or change our direct-selling business model;

●	the sufficiency of our trademarks and other intellectual property;

●	product concentration;

●	our reliance upon, or the loss or departure of any member of, our senior management team;

●	restrictions imposed by covenants in the agreements governing our indebtedness;

●	risks related to our convertible notes;

●	changes in, and uncertainties relating to, the application of transfer pricing, income tax, customs duties, value added taxes, and other tax laws, treaties, and regulations, or their interpretation;

●	our incorporation under the laws of the Cayman Islands; and

●	share price volatility related to, among other things, speculative trading and certain traders shorting our common shares.

Additional factors and uncertainties that could cause actual results or outcomes to differ materially from our forward-looking statements are set forth in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024, filed with the Securities and Exchange Commission on October 30, 2024, including under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our Condensed Consolidated Financial Statements and the related Notes included therein, and Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission on February 14, 2024, including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our Consolidated Financial Statements and the related Notes included therein. In addition, historical, current, and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.

Forward-looking statements made in this release speak only as of the date hereof. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Results of Operations

Herbalife Ltd. and Subsidiaries

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(unaudited)
North America	$260.4	$277.8	$809.4	$878.6
Latin America	207.1	212.0	633.0	624.5
EMEA	261.9	261.0	827.6	818.7
Asia Pacific	436.1	441.0	1,284.0	1,280.4
China	74.8	89.5	231.7	245.2
Worldwide Net sales	1,240.3	1,281.3	3,785.7	3,847.4
Cost of sales	268.7	303.2	836.8	903.4
Gross profit	971.6	978.1	2,948.9	2,944.0
Royalty overrides	405.5	416.1	1,236.0	1,261.8
Selling, general, and administrative expenses	444.0	455.3	1,438.5	1,391.7
Other operating income (1)	(5.0)	-	(5.0)	(10.1)
Operating income	127.1	106.7	279.4	300.6
Interest expense, net	56.5	38.5	152.1	116.3
Other expense (income), net (2)	-	(1.0)	10.5	(1.0)
Income before income taxes	70.6	69.2	116.8	185.3
Income taxes	23.2	26.4	40.4	53.3
Net income	$47.4	$42.8	$76.4	$132.0

Weighted-average shares outstanding:
Basic	100.9	99.2	100.4	98.9
Diluted	101.9	100.4	101.4	100.0

Earnings per share:
Basic	$0.47	$0.43	$0.76	$1.33
Diluted	$0.46	$0.43	$0.75	$1.32

(1) Other operating income for the three and nine months ended September 30, 2024 and nine months ended September 30, 2023 relates to certain China government grant income

(2) Other expense, net for the nine months ended September 30, 2024 relates to loss on extinguishment of 2018 Credit Facility, as well as partial redemption and private repurchase of 2025 Notes. Other income, net for the three and nine months ended September 30, 2023 relates to gain on extinguishment of a portion of 2024 Convertible Notes.

Herbalife Ltd. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)

	September 30,	December 31,
	2024	2023
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$402.5	$575.2
Receivables, net	82.0	81.2
Inventories	515.3	505.2
Prepaid expenses and other current assets	244.8	237.7
Total Current Assets	1,244.6	1,399.3

Property, plant and equipment, net	463.3	506.5
Operating lease right-of-use assets	187.7	185.8
Marketing-related intangibles and other intangible assets, net	312.7	314.0
Goodwill	93.1	95.4
Other assets	352.1	308.4
Total Assets	$2,653.5	$2,809.4

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$86.6	$84.0
Royalty overrides	332.1	343.4
Current portion of long-term debt	283.3	309.5
Other current liabilities	583.0	540.7
Total Current Liabilities	1,285.0	1,277.6

Non-current liabilities:
Long-term debt, net of current portion	1,977.9	2,252.9
Non-current operating lease liabilities	167.3	167.6
Other non-current liabilities	177.5	171.6
Total Liabilities	3,607.7	3,869.7

Commitments and Contingencies

Shareholders' deficit:
Common shares	0.1	0.1
Paid-in capital in excess of par value	267.0	233.9
Accumulated other comprehensive loss	(235.4)	(232.0)
Accumulated deficit	(985.9)	(1,062.3)
Total Shareholders' Deficit	(954.2)	(1,060.3)

Total Liabilities and Shareholders' Deficit	$2,653.5	$2,809.4

Herbalife Ltd. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

	Nine Months Ended September 30,
	2024	2023
	(unaudited)
Cash flows from operating activities:
Net income	$76.4	$132.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	92.4	85.1
Share-based compensation expenses	36.7	35.7
Non-cash interest expense	9.4	5.5
Deferred income taxes	(52.7)	(25.9)
Inventory write-downs	17.0	21.9
Foreign exchange transaction (gain) loss	11.9	(2.7)
Loss (gain) on extinguishment of debt	10.5	(1.0)
Other	3.8	2.9
Changes in operating assets and liabilities:
Receivables	(3.6)	(11.8)
Inventories	(41.7)	62.9
Prepaid expenses and other current assets	(3.7)	(24.5)
Accounts payable	0.9	(12.1)
Royalty overrides	(2.3)	(8.8)
Other current liabilities	62.1	13.6
Other	(1.3)	(11.4)
Net cash provided by operating activities	215.8	261.4

Cash flows from investing activities:
Purchases of property, plant and equipment	(96.3)	(99.7)
Proceeds from sale and leaseback transaction, net of related expenses	37.9	-
Other	(0.6)	0.1
Net cash used in investing activities	(59.0)	(99.6)

Cash flows from financing activities:
Borrowings from senior secured credit facility and other debt, net of discount	1,117.7	195.0
Principal payments on senior secured credit facility and other debt	(1,655.0)	(278.1)
Repayment of convertible senior notes	(197.0)	(64.3)
Proceeds from senior secured notes, net of discount	778.4	-
Repayment of senior notes	(344.3)	-
Debt issuance costs	(22.4)	(1.8)
Share repurchases	(5.7)	(9.7)
Other	2.0	2.3
Net cash used in financing activities	(326.3)	(156.6)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(8.1)	(5.5)
Net change in cash, cash equivalents, and restricted cash	(177.6)	(0.3)
Cash, cash equivalents, and restricted cash, beginning of period	595.5	516.3
Cash, cash equivalents, and restricted cash, end of period	$417.9	$516.0

Supplemental Information

SCHEDULE A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)

Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA and Credit Agreement EBITDA

In addition to its reported results calculated in accordance with U.S. GAAP, the Company has included in this release adjusted net income, adjusted diluted EPS, adjusted EBITDA and credit agreement EBITDA, performance measures that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Adjusted net income, adjusted diluted EPS, adjusted EBITDA and credit agreement EBITDA exclude the impact of certain unusual or non-recurring items such as expenses related to restructuring initiatives, expenses related to the digital technology program, gains or losses from sale of property, gains or losses from extinguishment of debt and Korea tax settlement, as further detailed in the reconciliations below. Adjusted EBITDA margin represents adjusted EBITDA divided by net sales. Credit agreement EBITDA represents EBITDA adjusted for items permitted under our senior secured credit facilities.

Management believes that such non-GAAP performance measures, when read in conjunction with the Company’s reported results, calculated in accordance with U.S. GAAP, can provide useful supplemental information for investors because they facilitate a period to period comparative assessment of the Company’s operating performance relative to its performance based on reported results under U.S. GAAP, while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company’s operations and underlying operational performance.

The Company’s definitions and calculations as set forth in the tables below of adjusted net income, adjusted diluted EPS, adjusted EBITDA and credit agreement EBITDA may not be comparable to similarly titled measures used by other companies because other companies may not calculate them in the same manner as the Company does and should not be viewed in isolation from, nor as alternatives to, net income or diluted EPS calculated in accordance with U.S. GAAP.

The Company does not provide a reconciliation of forward-looking adjusted EBITDA guidance to net income, the comparable U.S. GAAP measure, because, due to the unpredictable or unknown nature of certain significant items, such as income tax expenses or benefits, loss contingencies, and any gains or losses in connection with refinancing transactions, we cannot reconcile this non-GAAP projection without unreasonable efforts. We expect the variability of these items, which are necessary for a presentation of the reconciliation, could have a significant impact on our reported U.S. GAAP financial results.

Currency Fluctuation

Our international operations have provided and will continue to provide a significant portion of our total net sales. As a result, total net sales will continue to be affected by fluctuations in the U.S. dollar against foreign currencies. In order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency fluctuations, in addition to comparing the percent change in net sales from one period to another in U.S. dollars, we also compare the percent change in net sales from one period to another period using “net sales in local currency.” Net sales in local currency is not a measure presented in accordance with U.S. GAAP. Net sales in local currency removes from net sales in U.S. dollars the impact of changes in exchange rates between the U.S. dollar and the local currencies of our foreign subsidiaries, by translating the current period net sales into U.S. dollars using the same foreign currency exchange rates that were used to translate the net sales for the previous comparable period. We believe presenting net sales in local currency is useful to investors because it allows a meaningful comparison of net sales of our foreign operations from period to period. However, net sales in local currency should not be considered in isolation or as an alternative to net sales in U.S. dollar measures that reflect current period exchange rates, or to other financial measures calculated and presented in accordance with U.S. GAAP.

The following is a reconciliation of net income to adjusted net income:

	Three Months Ended September 30,		Nine Months Ended September 30,
$ million	2024	2023	2024	2023
Net income	$47.4	$42.8	$76.4	$132.0
Expenses related to Restructuring Program (1) (2)	2.7	-	68.2	-
Expenses related to Transformation Program (1) (2)	-	4.6	9.4	42.0
Digital technology program costs (1) (2)	5.1	12.1	22.1	22.6
Gain on sale of property (1) (2)	(4.0)	-	(4.0)	-
Korea tax settlement (1) (2)	-	8.6	-	8.6
Loss (gain) on extinguishment of debt (1) (2)	-	(1.0)	10.5	(1.0)
Income tax adjustments for above items (1) (2)	6.8	(1.8)	(20.5)	(11.0)
Adjusted net income	$58.0	$65.3	$162.1	$193.2

The following is a reconciliation of diluted earnings per share to adjusted diluted earnings per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
$ per share	2024	2023	2024	2023
Diluted earnings per share	$0.46	$0.43	$0.75	$1.32
Expenses related to Restructuring Program (1) (2)	0.03	-	0.68	-
Expenses related to Transformation Program (1) (2)	-	0.05	0.10	0.42
Digital technology program costs (1) (2)	0.05	0.12	0.22	0.23
Gain on sale of property (1) (2)	(0.04)	-	(0.04)	-
Korea tax settlement (1) (2)	-	0.09	-	0.09
Loss (gain) on extinguishment of debt (1) (2)	-	(0.01)	0.10	(0.01)
Income tax adjustments for above items (1) (2)	0.07	(0.02)	(0.20)	(0.11)
Adjusted diluted earnings per share (5)	$0.57	$0.65	$1.61	$1.93

The following is a reconciliation of net income to EBITDA, adjusted EBITDA and Credit Agreement EBITDA and Credit Agreement total leverage ratio:

	Three Months Ended					TTM
$ million	Sep 30 '23	Dec 31 '23	Mar 31 '24	Jun 30 '24	Sep 30 '24	Sep 30 '24
Net sales	$1,281.3	$1,215.0	$1,264.3	$1,281.1	$1,240.3	$5,000.7

Net income	$42.8	$10.2	$24.3	$4.7	$47.4	$86.6
Interest expense, net	38.5	38.1	37.9	57.7	56.5	190.2
Income taxes	26.4	7.5	9.7	7.5	23.2	47.9
Depreciation and amortization	28.4	28.2	29.2	32.6	30.6	120.6
EBITDA	136.1	84.0	101.1	102.5	157.7	445.3
Amortization of SaaS implementation costs	2.9	3.1	3.6	8.7	5.0	20.4
Expenses related to Restructuring Program	-	-	16.7	48.8	2.7	68.2
Expenses related to Transformation Program	4.6	12.2	5.9	3.5	-	21.6
Digital technology program costs	12.1	9.5	11.0	6.0	5.1	31.6
Gain on sale of property	-	-	-	-	(4.0)	(4.0)
Korea tax settlement	8.6	-	-	-	-	-
Loss (gain) on extinguishment of debt	(1.0)	-	-	10.5	-	10.5
Adjusted EBITDA	163.3	108.8	138.3	180.0	166.5	593.6
Interest income	3.2	3.2	3.7	2.8	2.8	12.5
Inventory write-downs	5.0	6.6	4.7	6.7	5.6	23.6
Share-based compensation expenses	13.7	12.3	11.9	11.8	13.0	49.0
Other expenses (3)	(3.8)	11.8	0.9	6.7	9.3	28.7
Credit Agreement EBITDA	$181.4	$142.7	$159.5	$208.0	$197.2	$707.4
Credit Agreement Total Debt (4)						$2,337.5
Credit Agreement Total Leverage Ratio						3.3x

Net income margin	3.3%	0.8%	1.9%	0.4%	3.8%	1.7%
Adjusted EBITDA margin	12.7%	9.0%	10.9%	14.1%	13.4%	11.9%

The following is a reconciliation of net income to EBITDA, adjusted EBITDA and Credit Agreement EBITDA and Credit Agreement total leverage ratio:

	Nine Months Ended September 30,		Year Ended Dec 31,
$ million	2024	2023	2023
Net sales	$3,785.7	$3,847.4	$5,062.4

Net income	$76.4	$132.0	$142.2
Interest expense, net	152.1	116.3	154.4
Income taxes	40.4	53.3	60.8
Depreciation and amortization	92.4	85.1	113.3
EBITDA	361.3	386.7	470.7
Amortization of SaaS implementation costs	17.3	2.9	6.0
Expenses related to Restructuring Program	68.2	-	-
Expenses related to Transformation Program	9.4	42.0	54.2
Digital technology program costs	22.1	22.6	32.1
Gain on sale of property	(4.0)	-	-
Korea tax settlement	-	8.6	8.6
Loss (gain) on extinguishment of debt	10.5	(1.0)	(1.0)
Adjusted EBITDA	484.8	461.8	570.6
Interest income	9.3	8.3	11.5
Inventory write-downs	17.0	21.9	28.5
Share-based compensation expenses	36.7	35.7	48.0
Other expenses (3)	16.9	(0.3)	11.5
Credit Agreement EBITDA	$564.7	$527.4	$670.1
Credit Agreement Total Debt (4)			$2,581.1
Credit Agreement Total Leverage Ratio			3.9x

Net income margin	2.0%	3.4%	2.8%
Adjusted EBITDA margin	12.8%	12.0%	11.3%

(1) Based on interim income tax reporting rules, these (income)/expense items are not considered discrete items. The tax effect of the adjustments between our U.S. GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s).

(2) Excludes tax (benefit)/expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
$ million	2024	2023	2024	2023
Expenses related to Restructuring Program	$5.3	$-	$(14.9)	$-
Expenses related to Transformation Program	0.6	0.2	(1.9)	(8.3)
Digital technology program costs	(0.5)	(0.7)	(2.5)	(1.4)
Gain on sale of property	0.9	-	0.9	-
Korea tax settlement	-	(1.4)	-	(1.4)
Loss (gain) on extinguishment of debt	0.5	0.1	(2.1)	0.1
Total income tax adjustments	$6.8	$(1.8)	$(20.5)	$(11.0)

	Three Months Ended September 30,		Nine Months Ended September 30,
$ per share	2024	2023	2024	2023
Expenses related to Restructuring Program	$0.05	$-	$(0.15)	$-
Expenses related to Transformation Program	-	-	(0.02)	(0.08)
Digital technology program costs	(0.01)	(0.01)	(0.02)	(0.01)
Gain on sale of property	0.01	-	0.01	-
Korea tax settlement	-	(0.01)	-	(0.01)
Loss (gain) on extinguishment of debt	0.01	-	(0.02)	-
Total income tax adjustments (5)	$0.07	$(0.02)	$(0.20)	$(0.11)

(3) Other expenses include certain non-cash items such as bad debt expense, unrealized foreign currency gains and losses, and other gains and losses

(4) Represents the outstanding principal amount of total debt as of the respective period end

(5) Amounts may not total due to rounding